Exhibit 10.15

World Standard Ltd.

April 6, 2001

Mr. Nikhil Varty

c/o American Standard

1 Centennial Avenue

Piscataway, NJ 08855

Dear Nik:

This is to confirm your expatriate assignment to Belgium as CFO for WABCO. In this capacity, you will be an employee of World Standard Ltd. (WORLD). Your assignment will begin on June 1, 2001 and is subject to the necessary work permit and entry visa being obtainable.

LOCATION

You will be located in Brussels, Belgium.

SALARY COMPENSATION

Effective with the date of your transfer to Brussels, your total expatriate compensation from WORLD will include a base salary of US$ 180,000. This is in proper relationship to and competitive with the salaries paid in your base location (U.S.) for work of a similar nature. We will review your salary from time to time and you may receive adjustments in accordance with salary administration practices in the U.S.

INCENTIVE COMPENSATION

You will be eligible for incentive compensation under the Corporate Annual Incentive plan.

MOBILITY PREMIUM

At the time you commence the assignment to Brussels, we will make a lump sum payment of 15% of your annual base salary, as an added incentive.

ASSIGNMENT COMPLETION BONUS

Upon completion of your assignment, you will be eligible for a lump sum Assignment Completion Bonus. The amount of the bonus will be 5% of the base salary in effect at that time for each year of the assignment. This bonus is payable at the time of repatriation.

GOODS AND SERVICES DIFFERENTIAL

From the effective date of your relocation to Brussels, WORLD will pay, when appropriate in terms of relative costs between the U.S. and Brussels, a goods and services differential. This is to adjust your compensation for such increased costs. You should note that this allowance is based on average expenditures by income group and family size as established by an independent research service to which the Company subscribes. It therefore does not necessarily reflect your personal spending preference. It is reviewed from time to time and any significant change in the relative costs may result in a change (up or down) in the amount paid.

HOUSING ADJUSTMENT

WORLD will pay on your behalf the cost of suitable living accommodations in Brussels, including utilities and maintenance. This housing allowance, will be added to your international assignment compensation and paid on a monthly basis. Your compensation from WORLD will therefore be adjusted by a negative amount equal to the U.S. norm for the cost of housing at your income level. At the present time, this U.S. housing norm is US$ 2,278.32 per month, including utilities. It is subject to change in line with changes in U.S. housing costs.

EDUCATION EXPENSE

During your assignment, you will be reimbursed for reasonable costs of education of dependent children in Brussels. Reimbursement under this provision is limited to tuition fees, books, and necessary supplies and local transportation. Please note that education costs for pre-school, college, and university level education are not reimbursed.

INCOME TAX EQUALIZATION

The total of your base salary and goods and services differential will be reduced by an income tax adjustment (Hypothetical tax). This is an internal adjustment. The amount will equal the estimated U.S. income tax (federal & state) you would have been liable for on your base salary in the U.S.

The company will pay your Belgian personal income tax liability on income received from WORLD during your assignment.

In this connection, we have arranged with Ernst & Young LLP for the preparation and filing of your income tax returns in the U.S. and Belgium during your assignment.

Ernst & Young will calculate a final Theoretical tax (stay at home tax) after the end of the year. It is based on the Company’s report of cash compensation actually paid and imputed income. It excludes overseas allowances, premiums and differentials for company provided items such as housing and goods and services living costs. It is also based on the employee’s report to Ernst & Young of personal source income (non-company income subject to US income tax) and deductions allowed. This results in a more precise determination of the amount of income tax the expatriate would have paid in the home country.

Ernst & Young will compare the theoretical tax with the hypothetical (plus any actual tax withheld). Any difference between the two will result in either final reimbursement to the expatriate of the excess, or a balance due from the expatriate to American Standard for the shortfall.

EMPLOYEE BENEFITS

As an employee of WORLD, you will be a participant in American Standard’s U.S. benefit plans for salaried employees. These are provided in detail in the benefits manual we have provided for your reference. These consist of a choice of medical insurance plans, dental plan, group term life insurance, long term disability insurance, Savings Plan, Employee Stock Purchase Plan and Employee Stock Ownership Plan (ESOP). During your assignment, WORLD will continue to make both employer and employee contributions to U.S. Social Security. Employee contributions will be limited to what you would have paid on your base salary, mobility premium and assignment completion bonus in the U.S.

ANNUAL HOME LEAVE

Once a year, except in the year of repatriation, you and your eligible dependents living with you in Brussels will each be provided with round trip business class airfare to the U.S. This transportation allowance is only granted in respect to travel to and from the U.S. and cannot be accumulated from year to year. All vacation time is included in your annual leave, which is of four weeks’ duration. In addition, you and your eligible dependents will be reimbursed for home leave in case of serious illness, injury or death of an immediate family member.

TRANSPORTATION

You will be provided with a suitable car in Brussels and will be reimbursed for normal operating and maintenance costs of the vehicle including insurance, registration, and licensing.

MEDICAL EMERGENCY

In the event of illness or accident for which adequate medical care is not available in Brussels, you will be reimbursed for the cost of air transportation to the nearest city where adequate medical facilities are available.

REPATRIATION

At the completion of your assignment in Brussels, or in the event of termination, the Company will reimburse you for the cost of relocation to the home base in the United States or to a new assignment location. No payment for such repatriation expenses is due from WORLD if a suitable position with the Company is offered to you and you accept employment with another organization. The suitability of a position will be determined by the Corporate Legal and Corporate Human Resources Departments.

RELOCATION

To assist you in relocating to Brussels, WORLD will:

•	provide you with one way business class air transportation to Brussels.

•	reimburse you for reasonable living expenses and accommodation upon arrival in Brussels until suitable permanent living accommodations are found up to a maximum of one months’ duration.

•

arrange and pay for the cost of packing, shipping, insurance and unpacking at the destination of reasonable household and personal effects with the exception of automobiles and large items requiring extraordinary handling and transportation.

•	where appropriate, arrange and pay, during your assignment, for the reasonable storage of any household and personal effects in the U.S.

•	grant you an allowance of one month’s base salary (limit $10,000) to cover miscellaneous expenses in connection with your relocation.

•

reimburse you for one-half of the purchase price of major electrical appliances replacing similar items disposed of or stored in the U.S. due to the difference in voltage between the U.S. and Brussels. Please note that reimbursement under this provision is subject to a maximum of US$ 3,000.

•	reimburse you for any expenses incurred in securing the necessary visa and immigration documentation.

•	give consideration to reimbursing you for any other reasonable expense directly arising out of your relocation and not adequately provided for in any of the above provisions.

As an employee of World Standard Ltd., you will be subject to the personnel procedures and policies of American Standard Inc. except as otherwise modified herein.

Should you require further information or clarification on any of the above, please let me know. Otherwise, I would appreciate it if you would acknowledge receipt of this letter by signing the enclosed duplicate copy of this letter and returning it to my attention at your earliest convenience.

Very truly yours,

World Standard Ltd.

Barbara Ann Sellinger Vice President

4/15/01
Nikhil Varty	Date

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